Exhibit 10.1

Wes Bush Chief Executive Officer and President
June 23, 2011
Dear Jim,
This letter serves to confirm the terms of your relocation to Virginia. The Compensation Committee has approved the following benefits in relation to your relocation:
•	A lump sum relocation payment of $750,000 to be paid in lieu of relocation benefits to which you would otherwise be entitled to under the Company’s relocation policy. The payment is to be made upon your relocation to the Company’s new headquarters in Falls Church, Virginia.

•	In exchange for this payment, you will forfeit all benefits you would have been entitled to receive under the company’s relocation policy.
You will not receive any other reimbursements that would normally be provided under the Company’s relocation policy.
Sincerely,
/s/ WES BUSH
Wes Bush
Chief Executive Officer and President
Accepted:
/s/ JAMES F. PALMER
James F. Palmer
Corporate Vice President and Chief Financial Officer